HNI CORPORATION
600 East Second Street
Muscatine, IA 52761

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEEING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 5, 2020

The following Notice of Change of Location relates to the proxy statement (“Proxy Statement”) of HNI Corporation (the “Corporation”), dated March 23, 2020, furnished to shareholders of the Corporation in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of the Shareholders (“Annual Meeting”) to be held on Tuesday, May 5, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 15, 2020.

THIS NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE OF LOCATION
OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2020

To the Shareholders of HNI Corporation:

Due to the continuing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders, members, and their families, NOTICE IS HEREBY GIVEN that the location of the Annual Meeting (“Annual Meeting”) of the Shareholders of HNI Corporation (the “Corporation”) has been changed to permit shareholders to attend the Annual Meeting electronically via the internet in a virtual meeting format. As previously announced, the Annual Meeting will be held on Tuesday, May 5, 2020, at 10:30 a.m. Central Daylight Time. As described in the proxy materials for the Annual Meeting previously distributed, shareholders of record as of March 6, 2020, the record date, are entitled to participate in the Annual Meeting.

The Corporation strongly encourages shareholders to attend the Annual Meeting virtually. A physical meeting will not be held if a proclamation of disaster emergency by the Governor of the State of Iowa suspending the requirement for a physical meeting because of the COVID-19 health crisis is in effect on the date of the Annual Meeting.

Agenda items for the Annual Meeting will be limited to the proposals described in the Proxy Statement.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HNI2020, you must enter the control number found on your proxy card, voting instruction form or notice previously received. Shareholders may vote during the Annual Meeting by following the instructions available on the meeting website. If you have already voted, no further action is required.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

Your vote is important to us. Please vote your shares using one of the methods outlined in the Proxy Statement, or at the virtual meeting per the instructions available on the meeting website.

By Order of the Board of Directors,
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
April 15, 2020

The Annual Meeting on May 5, 2020, at 10:30 a.m. Central Daylight Time is available at www.virtualshareholdermeeting.com/HNI2020. The proxy statement and Annual Report are available at investors.hnicorp.com. Additionally, the proxy materials may be accessed at www.proxyvote.com.